As filed with the Securities and Exchange Commission on March 2, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

Reata Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware		11-3651945
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
2801 Gateway Drive, Suite 150 Irving, TX 75063 (972) 865-2219
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan
(Full title of the plan)
J. Warren Huff Chief Executive Officer Reata Pharmaceuticals, Inc. 2801 Gateway Drive, Suite 150 Irving, TX 75063 (972) 865-2219
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert L. Kimball 3700 Trammell Crow Center 2001 Ross Avenue Dallas, TX 75201 (214) 220-7700	Michael D. Wortley Chief Legal Officer Reata Pharmaceuticals, Inc. 2801 Gateway Drive, Suite 150 Irving, TX 75063 (972) 865-2219

_________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan	Class A common stock, par value $0.01 per share	737,380	$26.05	$19,208,749	$2,226.29
Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan	Class B common stock, par value $0.01 per share	737,380	$26.05	$19,208,749	$0
Total					$2,226.29
(1)

Shares of Reata Pharmaceuticals, Inc. (the “Registrant”) may be issued under the Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan, as amended from time to time (the “2007 Plan” or the “Plan”) up to the maximum number reserved thereunder.  Awards may be granted under the Plan with respect to either Class A common stock or Class B common stock of the Registrant (each counting equally against the aggregate total reserved).  This Form S-8 Registration Statement (the “Registration Statement”) registers an additional 737,380 shares of each of Class A common stock and Class B common stock that were automatically added to the number of shares authorized for issuance under the Plan on January 1, 2017 pursuant to an “evergreen” provision contained in the Plan.  Pursuant to such provision, on January 1, 2017 and January 1 of each calendar year occurring thereafter and prior to the expiration of the Plan, unless the Compensation Committee of the Registrant’s Board of Directors acts to provide otherwise, the maximum aggregate number of shares of Class A and Class B common stock authorized for issuance under the Plan will automatically be increased by an amount equal to three percent (3%) of the aggregate number of shares of Class A and Class B common stock outstanding on a fully diluted basis as of the close of business on the immediately preceding December 31 (calculated by adding to the number of shares of Class A and Class B common stock outstanding on such date, all outstanding securities convertible into either Class A or Class B common stock on such date on an as converted basis). The Registrant has only paid a registration fee for 737,380 shares (the aggregate number of additional shares of Class A and Class B common stock authorized pursuant to the Plan’s “evergreen” provision plus an additional 10% to account for the gross counting method used to count the registration of shares on Form S-8 and the net share counting provisions of the Plan).  For purposes of clarity, no more than an additional 737,380 shares in the aggregate of Class A common stock and Class B common stock will be issued under the 2007 Plan with respect to new awards pursuant to this Registration Statement.  Additionally, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Class A common stock and Class B common Stock of the Registrant as may become issuable pursuant to the adjustment provisions of the Plan.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the Class A common stock and Class B common stock being registered hereby is based on a price of $26.05 per share of Class A common stock, which is the average of the high and low trading prices for a share of Class A common stock of the Registrant as reported on the NASDAQ Global Market on March 1, 2017.

(3)

Pursuant to General Instruction E to Form S-8, a registration fee is only being paid with respect to the registration of an additional 737,380 aggregate shares of either Class A common stock or Class B common stock under the Plan.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register the offer and sale of an aggregate of an additional 737,380 shares of Class A and Class B common stock that may be issued under the Plan. These additional shares of common stock have become reserved for issuance as a result of the operation of the “evergreen” provisions in the Plan, which provides that the total number of shares subject to the Plan will be increased each year pursuant to a specified formula.

The contents of the Registrant’s registration statement on Form S-8 (File No. 333-211682) relating to the Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on May 27, 2016, is incorporated by reference into this Registration Statement, as permitted by General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.Exhibits.

Exhibit Number	Description
4.1

Thirteenth Amended and Restated Certificate of Incorporation of Reata Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.7 to the Registrant’s Form S-1 Registration Statement (File No. 333-208843), filed on May 16, 2016).

4.2

Second Amended and Restated Bylaws of Reata Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37785), filed on December 7, 2016).

4.3

Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan and forms of award agreements and grant notices (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1 Registration Statement (File No. 333-208843), filed on March 22, 2016).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.
23.1*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on March 2, 2017.

REATA PHARMACEUTICALS, INC.

By:	/s/ J. Warren Huff
Name: J. Warren Huff
Title: Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Warren Huff, and Jason D. Wilson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on March 2, 2017.

Signature	Title

/s/ J. Warren Huff	President, Chief Executive Officer and Chairman of the Board of Directors
J. Warren Huff	(Principal Executive Officer)

/s/ Jason D. Wilson	Chief Financial Officer
Jason D. Wilson	(Principal Financial Officer)

/s/ Elaine Castellanos	Vice President, Finance and Accounting
Elaine Castellanos	(Principal Accounting Officer)

/s/ James E. Bass	Member of the Board of Directors
James E. Bass

/s/ William B. McClellan, Jr.	Member of the Board of Directors
William B. McClellan, Jr.

/s/ R. Kent McGaughy, Jr.	Member of the Board of Directors
R. Kent McGaughy, Jr.

/s/ Jack B. Nielsen	Member of the Board of Directors
Jack B. Nielsen

/s/ William E. Rose	Member of the Board of Directors
William E. Rose

EXHIBIT INDEX

Exhibit Number	Description
4.1

Thirteenth Amended and Restated Certificate of Incorporation of Reata Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.7 to the Registrant’s Form S-1 Registration Statement (File No. 333-208843), filed on May 16, 2016).

4.2

Second Amended and Restated Bylaws of Reata Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37785), filed on December 7, 2016).

4.3

Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan and forms of award agreements and grant notices (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1 Registration Statement (File No. 333-208843), filed on March 22, 2016).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.
23.1*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.